Exhibit 99.1

WebMediaBrands Inc. Changes Its Name to Mediabistro Inc., Nasdaq Stock

Ticker Symbol to MBIS, and Launches New Homepage

(New York, NY – June 13, 2013) -Mediabistro Inc. (Nasdaq:MBIS) today announced that, effective immediately, it has officially changed its corporate name from WebMediaBrands Inc. and its Nasdaq stock ticker symbol from WEBM.

Chairman and CEO Alan Meckler stated, “Since we adopted the name WebMediaBrands in 2009, Mediabistro has emerged as our leading line of business with brand name recognition in our intended market.” Mr. Meckler added, “In order to capitalize on this success and open doors for future growth opportunities, it is important that our name aligns with our most recognizable products and services. The Mediabistro brand is well-known worldwide for its leading job board, courses, editorial content, and trade shows for media professionals. We believe the corporate name Mediabistro Inc. better reflects our business as a whole.”

In conjunction with its corporate name change, Mediabistro’s homepage (http://mediabistro.com) has also been redesigned to reflect the company’s full suite of media content and services.

About Mediabistro Inc.
Mediabistro Inc. (Nasdaq: MBIS) is a leading Internet media company that provides services for social media, traditional media, and creative professionals, as well as for innovators in the 3D printing and mobile app industries. Service offerings include an online job board, news and analysis, trade shows and events, online and in-person courses, and research products.

All current Mediabistro Inc. press releases can be found online at:
http://www.corporate.mediabistro.com/corporate/press.html

For information on Mediabistro Inc., contact:
Ashley Taylor Anderson
press@mediabistro.com
212-547-7870